Exhibit 99.2
IMMPACT BIO USA, INC.

IMMPACT BIO USA, INC.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and par value data)

	SEPTEMBER 30, 2024	DECEMBER 31, 2023
Assets
Current assets:
Cash and cash equivalents	$23,076	$39,911
Short-term investments	—	1,245
Prepaid expenses and other current assets	1,322	1,650
Restricted cash	410	—
Total current assets	24,808	42,806
Property and equipment, net	6,335	5,911
Operating lease right-of-use assets, net	6,632	7,950
Restricted cash	988	1,398
Other assets	459	459
Total assets	$39,222	$58,524
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,275	$1,742
Other current liabilities	11,539	9,810
Total current liabilities	16,814	11,552
Lease liability	1,632	2,074
Total liabilities	$18,446	$13,626
Commitments and contingencies (Note 6)
Convertible preferred stock, $0.0001 par value; 11,541,249 and 9,561,430 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 11,483,613 and 9,561,430 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively (aggregate liquidation value of $209.5 million as of September 30, 2024 and $169.5 million as of December 31, 2023, respectively).	$173,169	$143,298
Stockholders’ deficit:
Common stock, $0.0001 par value; 18,707,819 and 16,728,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 3,236,031 and 3,231,325 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	—	—
Additional paid-in capital	45,437	38,396
Accumulated deficit	(197,830)	(136,796)
Total stockholders’ deficit	(152,393)	(98,400)
Total liabilities, convertible preferred stock and stockholders’ deficit	$39,222	$58,524

See accompanying notes to unaudited condensed consolidated financial statements.

IMMPACT BIO USA, INC.
Condensed Consolidated Statement of Operations and Comprehensive Loss (unaudited)
(in thousands, except share and per share data)

NINE MONTHS ENDED SEPTEMBER 30,
2024
Operating expenses:
Research and development	$45,996
General and administrative	16,995
Total operating expenses	62,991
Loss from operations	(62,991)
Interest income	1,250
Other income, net	707
Net loss	$(61,034)
Net loss per share, basic and diluted	$(18.88)
Weighted-average common shares outstanding, basic and diluted	3,232,530
Other comprehensive loss	—
Comprehensive loss	$(61,034)

See accompanying notes to unaudited condensed consolidated financial statements.

IMMPACT BIO USA, INC.
Condensed Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit (unaudited)
(in thousands, except share data)

	CONVERTIBLE PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN	ACCUMULATED OTHER COMPREHENSIVE	ACCUMULATED	TOTAL STOCKHOLDERS
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	INCOME	DEFICIT	DEFICIT
Balance at December 31, 2023	9,561,430	$143,298	3,231,325	$—	$38,396	$—	$(136,796)	$(98,400)
Net loss	—	—	—	—	—	—	(61,034)	(61,034)
Issuance of Series B convertible preferred shares at $15.6073 per share, net of issuance costs of $130	1,922,183	29,871	—	—	—	—	—	—
Vesting of common stock subject to a repurchase feature (Note 9)	—	—	—	—	2,175	—	—	2,175
Stock-based compensation expense	—	—	—	—	4,854	—	—	4,854
Stock option exercises	—	—	4,706	—	12	—	—	12
Balance at September 30, 2024	11,483,613	173,169	3,236,031	—	45,437	—	(197,830)	(152,393)

See accompanying notes to unaudited condensed consolidated financial statements.

IMMPACT BIO USA, INC.
Condensed Consolidated Statement of Cash Flows (unaudited)
(in thousands)

NINE MONTHS ENDED SEPTEMBER 30,
2024
Cash flows from operating activities:
Net loss	$(61,034)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	860
Stock-based compensation expense	4,854
Noncash lease expense	1,417
Write-off of offering costs previously capitalized during the period	2,087
Changes in operating assets and liabilities:
Prepaid expenses and other assets	328
Operating lease right-of-use assets	(98)
Accounts payable	3,532
Other current liabilities	3,462
Net cash used in operating activities	(44,592)
Cash flows from investing activities:
Cash paid for property and equipment	(1,284)
Sales and maturities of short-term investments	1,245
Net cash used in investing activities	(39)
Cash flows from financing activities:
Proceeds from convertible preferred stock issued, net of issuance costs of $130 for the nine months ended September 30, 2024	29,871
Payments of offering costs	(2,087)
Proceeds from exercise of common stock options	12
Net cash provided by financing activities	27,796
Net decrease in cash, cash equivalents and restricted cash	(16,835)
Cash, cash equivalents, and restricted cash, beginning of period	41,309
Cash, cash equivalents, and restricted cash, end of period	$24,474
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$23,076
Restricted cash	1,398
Total cash, cash equivalents, and restricted cash	$24,474
Noncash investing and financing activities:
Vesting of common stock subject to a repurchase feature	2,175

See accompanying notes to unaudited condensed consolidated financial statements.

IMMPACT BIO USA, INC.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
1. DESCRIPTION OF BUSINESS
IMMPACT BIO USA, INC. (“ImmPACT Bio” or the “Company”) was incorporated in the State of Delaware in July 2019 and research and development operations were established in Camarillo, California. The Company is a clinical- stage biopharmaceutical company developing a new generation of cell therapies for patients suffering from cancer and autoimmune diseases. The Company is developing CAR T-cell therapy product candidates, targeting validated antigens, designed to address key limitations of existing therapies, including the lack of deep, durable responses and toxicity, while expanding the number of patients and indications that can be treated.
ImmPACT Bio LTD, an Israeli company (the “Subsidiary”), was incorporated in November 2016 and began operations during 2017. During 2017 to 2019 the Subsidiary was operating in the biotechnological incubator FutuRx Ltd in Israel. On May 16, 2020, the Subsidiary transferred its licensed technology to the Company. During 2023, the Company wound down research and development activities at the Subsidiary.
In July 2021, the Company completed the acquisition of Kalthera, Inc. (“Kalthera”), a startup biotechnology company engaged in the development of bispecific CAR-T cell immunotherapy for the treatment of patients with relapsed or refractory B-cell lymphoma and other CAR-T technologies, whereby it acquired all the outstanding shares of Kalthera. This was determined to be an asset acquisition. Kalthera is a non-operating subsidiary of the Company.
As of August 2022, the Company is located and headquartered in West Hills, California. All domestic and foreign subsidiaries are wholly owned by the Company.
Risks and Uncertainties
The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.
Liquidity and Going Concern
As an emerging growth company in the early commercialization stage of its lifecycle, the Company is subject to inherent risks and uncertainties associated with the development of the enterprise. In this regard, substantially all of the Company’s efforts to date have been devoted to the development of its immunotherapy technology, investment in related technology through mergers and acquisitions, the recruitment of management and technical staff, and raising capital to fund the development of the enterprise. As a result of these efforts, the Company has incurred significant losses and negative cash flows from operations since its inception, has an accumulated deficit of $197.8 million as of September 30, 2024 and expects to continue to incur such losses, and negative operating cash flows for the foreseeable future until such time that the Company reaches a scale of profitability to sustain its operations.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
In response to those conditions and in order to execute its strategy, the Company has historically relied on outside capital primarily through the issuance of preferred stock and equity (collectively “outside capital”) to fund its cost structure, and the Company expects to continue to rely on outside capital to fund its cost structure. With the acquisition of the Company by Lyell Immunopharma, Inc. (“Lyell”) on October

31, 2024 (See Note 11), the Company is dependent upon funding from Lyell to sustain its operations. While the Company’s long term goal is to eventually reach a level of profitability to sustain its operations, there can be no assurance it will be able to achieve such profitability or do so in a manner that does not require its continued reliance on funding from Lyell or other sources of capital. There can be no assurance the Company will be able to obtain funding from Lyell in the future at levels necessary to sustain the Company’s cost structure. As a result, the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern. The accompanying unaudited condensed consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
Unaudited Condensed Financial Statements
The condensed balance sheet as of September 30, 2024, the condensed statement of operations and comprehensive loss, the condensed statement of convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2024, and the condensed statement of cash flows for the nine months ended September 30, 2024 are unaudited. The unaudited condensed financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of the Company’s financial position as of September 30, 2024 and its results of operations for the nine months ended September 30, 2024 and its cash flows for the nine months ended September 30, 2024. The financial data and the other financial information disclosed in these notes to the financial statements related to the nine-month period are also unaudited. The results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024, or for any other future annual or interim period. The unaudited condensed balance sheet as of December 31, 2023 included herein was derived from the audited financial statements as of that date. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from these unaudited condensed financial statements. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2023.
Principles of Consolidation
The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Financial Statement Estimates
The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates or assumptions. Management considers many factors in selecting appropriate financial accounting policies, and in developing the estimates and assumptions that are used in the preparation of the unaudited condensed consolidated financial statements. Management must apply significant judgment in this process. The more significant estimates include accruals for research and development expenses, accruals for services rendered in connection with third-party contractor clinical trial activities, and the fair value of the Company’s common stock and the valuation of the Company’s stock awards.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.
Short-Term Investments
Short-term investments are marketable securities with maturities greater than three months but less than one year from date of purchase. As of September 30, 2024, there were no short-term investments. As of December 31, 2023, short-term investments consisted of $1.2 million in Federal Home Loan Bank holdings. The short-term investments as of December 31, 2023 are considered to be held to maturity and are carried at amortized cost. Interest income earned on the Company’s cash, cash equivalents, and short-term investments, and amortization or accretion of discounts and premiums on investments are included within interest income on the Company’s consolidated statements of operations and comprehensive loss.
Fair Value of Financial Instruments
The availability of observable inputs can vary among the various types of financial assets and liabilities. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level input that is significant to the overall fair value measurement. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy, as follows:
Level 1—Quoted prices for identical instruments in active markets.
Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3—Significant inputs to the valuation model are unobservable.
The following table shows the Company’s cash, cash equivalents, short-term investments and restricted cash by significant investment category as of September 30, 2024 and December 31, 2023 (in thousands):

AS OF SEPTEMBER 30, 2024	COST	UNREALIZED GAINS	UNREALIZED LOSSES	FAIR VALUE	CASH AND CASH EQUIVALENTS	SHORT-TERM INVESTMENTS	RESTRICTED CASH
Cash	$3,286	$—	$—	$3,286	$1,888	$—	$1,398
Level 1
Money market funds	21,188	—	—	21,188	21,188	—	—

Total	$24,474	$—	$—	$24,474	$23,076	$—	$1,398

AS OF DECEMBER 31, 2023	COST	UNREALIZED GAINS	UNREALIZED LOSSES	FAIR VALUE	CASH AND CASH EQUIVALENTS	SHORT-TERM INVESTMENTS	RESTRICTED CASH
Cash	$5,647	$—	$—	$5,647	$4,249	$—	$1,398
Level 1
Money market funds	35,662	—	—	35,662	35,662	—	—
Level 2
Federal Home Loan Bank	1,246	—	(1)	1,245	—	1,245	—
Total	$42,555	$—	$(1)	$42,554	$39,911	$1,245	$1,398

All financial instruments described in the tables above have maturities of less than one year as of September 30, 2024 and December 31, 2023, respectively. The carrying amounts reported in the unaudited condensed consolidated financial statements for cash, cash equivalents, prepaid expenses, accounts payable, and other current liabilities approximate their fair value due to their relatively short maturities.
Restricted Cash
The Company classifies all cash whose use is limited by contractual provisions as restricted cash. Restricted cash primarily arises from the requirement for the Company to maintain cash of $1.2 million as collateral for a letter of credit in favor of the Company’s landlord. Approximately $0.4 million of that amount will be released during August 2025 so long as the Company remains in good standing. The Company may not access the remaining $0.8 million until it vacates the office space. The Company's lease terminates in January 2028.
Research and Development Expenses
Internal R&D costs are expensed as incurred. Clinical trial costs incurred by third parties are expensed as the contracted work is performed.
Government Grants
In February 2024, the Company was awarded a grant for $8.0 million from the California Institute for Regenerative Medicine (“CIRM”) in support of the research project related to phase 1b/2 development of IMPT-514, a CD19/CD20 CAR T-cell therapy in development for lupus. The award is payable to the Company upon achievement of milestones over the next three years that are primarily based on the enrollment of patients and the overall progression of the Company’s IMPT-514 clinical trial. CIRM may permanently cease disbursements if milestones are not met within four months of the scheduled completion date. Additionally, if CIRM determines, in its sole discretion, that the Company has not complied with the terms and conditions of the grant, CIRM may suspend or permanently cease disbursements. Funds received under this grant may only be used for allowable project costs specifically identified with the CIRM-funded project. Such costs can include but are not limited to salary for personnel, itemized supplies, consultants, and itemized clinical study costs. Under the terms of the grant, both CIRM and the Company will co-fund the research project and the amount of the Company’s co-funding requirement is predetermined as a part of the award.
In the absence of explicit U.S. GAAP guidance on contributions received by business entities from government entities, the Company has applied to the CIRM grant the recognition and measurement guidance in International Accounting Standards Topic 20 by analogy. Proceeds from the CIRM grant will be recognized over the period necessary to match the related research and development expenses when it is probable that the Company has complied with the CIRM conditions and will receive the proceeds pursuant to the milestones defined in the grant as reimbursement of those expenditures. On May 1, 2024, the Company received the first installment of $2.0 million from CIRM under the existing CIRM grant. Any CIRM grant proceeds received in advance of having incurred the related research and development expenses are recorded in other current liabilities and recognized as other income in the consolidated statements of operations and comprehensive loss when the related research and development expenses are incurred. Cash inflows and other income recognized from the CIRM grant are presented as operating activities on the statements of cash flows.
As of September 30, 2024, CIRM grant proceeds held as other current liabilities totaled $1.3 million. During the nine months ended September 30, 2024, the Company recognized grant income of $0.7 million in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss.
Stock-Based Compensation
The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company accounts for awards with performance conditions by recognizing stock-based compensation expense when the associated conditions are probable. Forfeitures are recognized as a reduction of stock-based compensation expense as they occur. The Company uses the Black-Scholes option pricing model to determine the fair value of stock option awards. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including:
Fair value of common stock. The fair value of the Company’s common stock is determined on a periodic basis, with the assistance of an independent third-party valuation expert. These valuations are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately-Held-Company Equity Securities Issued as Compensation). The Company utilized a dual option pricing model for the valuation, assuming an IPO exit and non-IPO exit and its associated impact on the cap structure at each specific future exit event. The assumptions underlying these valuations represent management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. Management considers, among other things, independent third-party valuations, the Company’s stage of development and business strategy, results of operations and financial position; valuation of comparable publicly traded companies; the lack of marketability of the Company’s common stock; the prices at which the Company sold shares of its convertible preferred stock to investors in arm’s length transactions and the rights, preferences, and privileges of convertible preferred stock relative to those of the Company’s common stock; the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”), or sale, given prevailing market conditions; trends and developments in the biotechnology industry and the Company’s competitive landscape; and U.S. market conditions and the economy.

Risk-free interest rate. The Company bases the risk-free interest rate assumption on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.
Expected volatility. The expected volatility assumption is analyzed over a period commensurate with the expected term of the stock option awards. The Company determines the expected volatility based on the historical volatilities of its peer group, as it does not have a trading history for its shares. Industry peers consist of several public companies in the biotechnology industry similar to the Company in size, stage of life cycle, and financial leverage. The Company intends to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of its own stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.
Expected term. The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected term assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.
Expected dividend yield. The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.

Offering Costs
The Company incurred approximately $2.6 million in costs in 2024 associated with a planned initial public offering which was deemed abandoned in September 2024 and those previously deferred costs during the period were expensed in September 2024. Payments of approximately $2.1 million of these offering costs prior to the abandonment of the planned initial public offering have been presented as financing activities in the accompanying statement of cash flows.

Net Loss Per Common Share
As a result of the Company reported net loss attributable to common stockholders for all periods presented herein, the following common stock equivalents were excluded from the computation of diluted net loss per common share for the nine months ended September 30, 2024 because including them would have been antidilutive:

SEPTEMBER 30, 2024
Employee stock options	3,480,337
Series A Convertible Preferred Stock	1,349,463
Series A-1 Convertible Preferred Stock	1,109,147
Series B Convertible Preferred Stock	9,025,003
Total common stock equivalents	14,963,950

Segments
The Company’s executive management team, as a group, represents the entity’s chief operating decision maker. To date, the Company’s executive management team has viewed the Company’s operations as one segment that includes the research and development efforts of a new generation of cell therapies for patients suffering from cancer and autoimmune diseases. As a result, the financial information disclosed materially represents all the financial information related to the Company’s sole operating segment. Substantially all the Company’s consolidated operating activities, including its long-lived assets, are located within the United States and considering the Company’s pre-revenue operating stage, the Company currently has no concentration exposure to products or customers.
Recently Adopted Accounting Pronouncements
None.
Recently Issued Accounting Pronouncements Not Yet Adopted
In November 2024, the Financial Account Standards Board ("FASB") issued ASU 2024-03, Income Statement – Disaggregation of Income Statement Expenses (DISE), which requires disaggregated disclosure of income statement expenses for public business entities (PBEs). The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. ASU 024-03 is effective for all PBEs for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The Company is still evaluating the impacts the ASU has on its financial statements.
In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements—Amendments to Remove References to the Concepts Statements, which removed references to various FASB Concepts Statements and updates technical corrections such as conforming amendments, clarification to guidance, simplifications to wording or the structure of guidance, and other minor improvements. The new guidance is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is still evaluating the impact of this update to its financial statements for annual periods after December 15, 2024.
In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740) (“ASU 2023-09”). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of adopting ASU 2023-09.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-07.
3. PREPAID AND OTHER CURRENT ASSETS
Prepaid and other current assets consisted of the following (in thousands):

	SEPTEMBER 30, 2024	DECEMBER 31, 2023
Prepaid expenses	$1,245	$1,422
Interest receivable	74	154
Other receivable	—	68
Other	3	6
Prepaid and other current assets	$1,322	$1,650

4. PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consisted of the following (in thousands):

	SEPTEMBER 30, 2024	DECEMBER 31, 2023
Lab equipment	$4,145	$2,861
Manufacturing equipment	3,891	3,891
Office furniture and equipment	358	358
Computer equipment and software	143	143
Total property and equipment	8,537	7,253
Less: accumulated depreciation and amortization	(2,202)	(1,342)
Property and equipment, net	$6,335	$5,911

Depreciation and amortization expense for the nine months ended September 30, 2024 was approximately $0.9 million.
5. OTHER CURRENT LIABILITIES
Other current liabilities consisted of the following (in thousands):

	SEPTEMBER 30, 2024	DECEMBER 31, 2023
Compensation	$4,285	$4,055
Accrued development	4,111	2,566
Deposit liability (see Note 9)	—	2,175
Lease liability, short-term	583	457
Deferred grant income (see Note 2)	1,288	—
Accrued expenses	1,272	557
Other current liabilities	$11,539	$9,810

6. COMMITMENTS AND CONTINGENCIES
Litigation
In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including vendors, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.
From time to time, the Company is subject to various claims that arise in the ordinary course of business. Additionally, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

License Arrangements and Collaboration Agreements
First UCLA License Agreement
In February 2021, the Company entered into a license agreement (as amended, the “First UCLA License”) with the Regents of the University of California (the “University”). Under the First UCLA License, the University granted the Company an exclusive, royalty bearing license, with the right to sublicense through a specified number of tiers, under certain patent rights owned by the University and certain patent rights co-owned by the University and the Seattle Children’s Hospital doing business as the Seattle Children’s Research Institute (SCRI) and a non-exclusive, royalty-bearing license, with the right to sublicense through a specified number of tiers, under related technical information, in each case related to the Company’s CD19/CD20 and TGF-b programs, for the development, use, and sale of products or services associated with certain inventions made in the course of research by the University’s Los Angeles campus (UCLA) and SCRI in all fields of use. The licensed territory under the First UCLA License is, with respect to the licensed patents, all territories where such patent rights exist or may come to exist, and with respect to licensed technical information, worldwide.
Under the First UCLA License, the Company made an upfront payment of $12,500, and is obligated to pay a nominal, tiered annual license maintenance fee each year of the term until the Company makes the first commercial sale of a licensed product. Pursuant to the First UCLA License, the Company also issued to the University a specified number of shares of the Company’s common stock. Upon the achievement of specified development, regulatory and commercial milestones, the Company is obligated to pay the University one-time milestone payments of up to $4.25 million in the aggregate for each licensed product. The Company has also agreed to pay the University a tiered royalty, subject to certain royalty reductions, low-single digits, or the mid-single digits if the first commercial sale of a licensed product does not occur by a specified date, on worldwide annual net sales of licensed products, and subject to a tiered minimum annual royalty payment of between a low-five figure and a low-six figure amount. The Company also agreed to pay the University a tiered percentage of any sublicense revenue in the low-double digits. As of September 30, 2024, the Company has paid UCLA an aggregate of $0.7 million under the terms of the First UCLA License.
Second UCLA License Agreement
In March 2021, the Company entered into a license agreement (as amended, the “Second UCLA License”) with the University. Under the Second UCLA License, the University granted the Company an exclusive, royalty-bearing license, with the right to sublicense through a specified number of tiers, under certain patent rights owned by the University and a non-exclusive, royalty- bearing license, with the right to sublicense through a specified number of tiers, under related technical information, in each case related to the Company’s TGF-b program and other technologies we may choose to develop, for the development, use, and sale of products or services associated with certain inventions made in the course of research by UCLA, in all fields of use. The licensed territory under the Second UCLA License is, with respect to the licensed patents, as amended by the second amendment as described below, the United States, Canada and Europe, and with respect to licensed technical information, worldwide.
Under the Second UCLA License, the Company paid the University an upfront license issue fee of $12,500, and is obligated to pay a nominal, tiered annual license maintenance fee each year of the term until the Company makes the first commercial sale of a licensed product. Pursuant to the First UCLA License, the Company also issued to the University a specified number of shares of the Company’s common stock. Upon the achievement of specified development, regulatory and commercial milestones, the Company is obligated to pay the University one-time milestone payments of up to $4.25 million in the aggregate for each licensed product. The Company has also agreed to pay the University a tiered royalty, subject to certain royalty reductions, in the low-single digits, or the mid-single digits if the first commercial sale of a licensed product does not occur by a specified date, on worldwide annual net sales of licensed products, and subject to a tiered minimum annual royalty payment of between a low-five figure and a low-six figure amount. The Company is also obligated to pay the University a tiered percentage of any sublicense revenue in the low-double digits. As of September 30, 2024, the Company has paid UCLA an aggregate of $0.4 million under the terms of the Second UCLA License.
Bioheng Collaboration
In October 2023, the Company contracted Bioheng to investigate the potential of IMPT-514 in patients with additional autoimmune diseases. Bioheng will perform certain manufacturing, clinical trial management and other activities for this study that are reimbursed on a cost plus basis. Additionally, Bioheng is able to earn milestone payments of up to $1.0 million, which will be paid based on the achievement of predefined milestones. During the nine months ended September 30, 2024, the Company did not make any advance payments. During the year ended December 31, 2023, the Company made advance payments of $0.8 million, which will be used by Bioheng to fund initial expenses incurred.
7. CONVERTIBLE PREFERRED STOCK
In March and April 2024, in connection with the Series B Preferred Stock Purchase Agreement, the Company and certain investors executed an agreement under which the Company sold an additional tranche of 1,922,183 shares of its Series B Convertible Preferred Stock at a purchase price of $15.6073 per share for aggregate gross proceeds of $30.0 million, and amended and restated its existing Amended and Restated Certificate of Incorporation, in order to, among other things, (i) increase the number of authorized shares of common stock of the Company to 18,707,819, and (ii) increase the number of authorized shares of convertible preferred stock of the Company to 11,541,249.
Convertible preferred stock outstanding as of September 30, 2024 and December 31, 2023, consisted of the following:
September 30, 2024:

	SHARES AUTHORIZED	SHARES ISSUED AND OUTSTANDING	ISSUANCE PRICE PER SHARE	CARRYING VALUE (IN THOUSANDS)	LIQUIDATION PREFERENCE (IN THOUSANDS)
Series A	1,349,463	1,349,463	$13.5239	$18,240	$24,386
Series A-1	1,109,147	1,109,147	13.5239	14,916	18,883
Series B	9,082,639	9,025,003	15.6073	140,013	166,196
Total	11,541,249	11,483,613		$173,169	$209,465

December 31, 2023:

	SHARES AUTHORIZED	SHARES ISSUED AND OUTSTANDING	ISSUANCE PRICE PER SHARE	CARRYING VALUE (IN THOUSANDS)	LIQUIDATION PREFERENCE (IN THOUSANDS)
Series A	1,349,463	1,349,463	$13.5239	$18,240	$23,290
Series A-1	1,109,147	1,109,147	13.5239	14,916	17,982
Series B	7,102,820	7,102,820	15.6073	110,142	128,253
Total	9,561,430	9,561,430		$143,298	$169,525

The holders of Series A, Series A-1, and Series B Convertible Preferred Stock have various rights, preferences and privileges as follows:

Voting—Each share of convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:
(i)Holders of the Series A and Series A-1 Convertible Preferred Stock are entitled to elect, voting together as a single class and on an as-converted basis, two members to the Company’s board of directors (the “Board of Directors”). Holders of the Series B Convertible Preferred Stock are entitled to elect, voting as a separate class, three members to the Company’s Board of Directors.
(ii)Holders of the common stock are entitled to elect, exclusively voting separately as a separate class, two members to the Board of Directors.
(iii)The balance of the total number of directors of the Company shall be elected by the holders of common stock and Preferred Stock, voting together as a single class.
Dividends—The holders of Series A, Series A-1, and Series B Convertible Preferred Stock shall be entitled to receive, out of any funds legally available, cumulative dividends prior and in preference to any dividends paid on the common stock, at the rate of 8.0% of the purchase price per share per annum, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, when, as and if declared by the Board of Directors. After payment of such dividends on the Series A, Series A-1, and Series B Convertible Preferred Stock, any additional dividends or distributions shall be distributed among all holders of common stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of convertible preferred stock were converted to common stock at the then-effective conversion rate. No dividends have been declared or paid on the Company’s convertible preferred stock.
Liquidation Preference—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (the “Liquidation”) or a Deemed Liquidation Event (as defined below), the holders of shares of convertible preferred stock then outstanding shall be entitled to be paid an amount per share equal to the greater of:
(i)the applicable original issue price thereof, plus any accruing dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon; or
(ii)such amount as would have been payable had all shares of preferred stock been converted to shares of common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (as defined below) of the Company.
Each of the following events are considered to be a “Deemed Liquidation Event” unless the “Requisite Holders (as defined below)” elect otherwise:
(i)A merger, reorganization or consolidation in which a) the Company is a constituent party or b) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger, reorganization or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger, reorganization or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting Company.
(ii)A sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation of the Company, the assets of the Company legally available for distribution to the holders of convertible preferred stock are insufficient to permit the payment to such holders of the full amounts specified above, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive. The Company evaluates Series A, Series A-1, and Series B Convertible Preferred Stock, which contain redemption rights, to determine whether such rights are within the control of the holder or subject to redemption upon the occurrence of uncertain events that are not solely within the Company’s control. The Company concluded that a redemption upon the occurrence of a Deemed Liquidation Event is not solely within the Company’s control and is, therefore, presented as mezzanine equity, separately from permanent equity.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of all convertible preferred stock liquidation preference amounts required to be paid to the holders of shares of convertible preferred stock, the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of convertible preferred stock or the remaining proceeds available for distribution after satisfying the Liquidation Preference, as the case may be, shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.
Redemption—Series A, Series A-1, and Series B of Convertible Preferred Stock are not redeemable.
Conversion—Each share of convertible preferred stock is convertible, at the option of the holder, at any time, into that number of fully-paid, nonassessable shares of common stock determined by dividing the original issue price for the relevant series of convertible preferred stock by the Conversion Price (as defined below) for such series. The number of shares of common stock into which each share of convertible preferred stock of a series may be converted is referred to as the “Conversion Rate” for each such series.
The Conversion Price per share for Series A and Series A-1 is $13.5239, and for Series B is $15.6073, in each case subject to adjustment from time to time for any stock dividend, stock split, combination or other similar recapitalization (further referred to “as adjusted”).
Upon any decrease or increase in the conversion price for any series of convertible preferred stock, the Conversion Rate for such series shall be appropriately increased or decreased. As of September 30, 2024 and December 31, 2023, all of the shares of convertible preferred stock convert on a one-to-one basis to shares of common stock (the “Conversion Rate”).
Each share of convertible preferred stock shall automatically be converted into fully-paid, non-assessable shares of common stock at the then effective Conversion Rate for such share:
(i)upon the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock at a price per share of at least three times the Series B Original Issue Price (as adjusted for stock splits, stock dividends, recapitalizations and other recapitalization events hereunder), provided that the aggregate gross proceeds to the Company are not less than $75.0 million, or
(ii)the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the preferred stock then outstanding (voting as a single class and on an as-converted basis) (the “Requisite Holders”).

8. COMMON STOCK
Pursuant to the Fourth Certificate of Amendment to Amended and Restated Certificate of Incorporation, the Company is authorized to issue 18,707,819 shares of common stock, par value $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 3,236,031 and 3,231,325 shares of common stock issued and outstanding, respectively.
As of September 30, 2024 and December 31, 2023, the Company had reserved authorized shares of common stock for future issuance for purposes of satisfying conversion of convertible preferred stock and the exercise and future grant of common stock options were as follows:

	SEPTEMBER 30, 2024	DECEMBER 31, 2023
Common stock options issued and outstanding	3,480,337	3,367,539
Conversion of outstanding Series A Convertible Preferred Stock	1,349,463	1,349,463
Conversion of outstanding Series A-1 Convertible Preferred Stock	1,109,147	1,109,147
Conversion of outstanding Series B Convertible Preferred Stock	9,025,003	7,102,820
Total common shares reserved for future issuance	14,963,950	12,928,969

9. STOCK-BASED COMPENSATION
Equity Incentive Plans
In August 2020, the Company adopted the 2020 Employee Stock Option Plan, which was further amended effective December 2023 to increase the number of shares of common stock reserved for issuance under the plan by 85,000 shares. Prior to the 2020 Employee Stock Option Plan, the Company issued stock options under the 2017 Employee Stock Option Plan.
The Plan authorizes grants of options for up to 3,921,211 shares of common stock. Stock options must be granted with an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. At September 30, 2024 and December 31, 2023, there were options for 376,477 and 228,158 shares, respectively, available for the Company to grant under the Plan.
In March 2023, the Company’s Board of Directors approved a repricing of 2,640,762 outstanding stock options for current employees and board members who had received stock option awards with an original exercise price above $3.91. All such grants were modified to be repriced with an exercise price of $3.91. All other terms were left unchanged. The total incremental stock-based compensation expense associated with the modification of these options was $1.9 million. The incremental expense as a result of the repricing was recognized immediately for vested awards in the amount of $0.4 million, and the incremental expense for the unvested awards from the date of the repricing will be recognized over the remaining requisite service period of approximately 2.8 years. The stock option repricing was accounted for as a modification under ASC 718.
Stock Options
Subject to the terms of the 2020 and 2017 Employee Stock Option Plans (the “Plan”), the Board of Directors may grant nonstatutory stock options to purchase shares of the Company’s common stock to outside directors or service providers and either nonstatutory or incentive stock options to purchase shares of the Company’s common stock to employees.

Option Awards Activity
A summary of the Company’s stock option activity and related information under the Plan is as follows:

	OPTIONS OUTSTANDING	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE (IN THOUSANDS)
Outstanding at December 31, 2023	3,367,539	$3.85	8.52	$201
Granted	416,864	$4.24
Exercised	(4,706)	2.66
Forfeited	(270,005)	4.01
Expired	(29,355)	4.07
Outstanding at September 30, 2024	3,480,337	$3.89	7.69	$1,836
Exercisable at September 30, 2024	1,900,456	$3.81	7.04	$1,162

The intrinsic values are calculated as the difference between the fair value of the Company’s common stock and the exercise price of the stock options. As of September 30, 2024, unrecognized stock-based compensation expense, including repriced options, was approximately $7.4 million, of which there was $0.1 million related to performance-based stock options subject to performance conditions. We expect to recognize these expenses over the weighted-average remaining requisite service period of approximately 2.0 years.
Stock-based compensation expense for the nine months ended September 30, 2024 was approximately $4.9 million.
The total fair value of stock options granted during the nine months ended September 30, 2024 was approximately $1.3 million. The weighted-average assumptions for stock options issued for the nine months ended September 30, 2024 were as follows:

NINE MONTHS ENDED SEPTEMBER 30,
2024
Risk-free interest rate	4.3%
Expected term (years)	6.0
Expected volatility	96.2%
Expected dividend yield	0.0%
Fair value of common stock	$4.26

Restricted Shares
On July 7, 2021 (the “Closing Date”), the Company completed the acquisition of Kalthera, a biotechnology company that is currently progressing with certain clinical trials at the University of California, Los Angeles (“UCLA”) Jonsson Comprehensive Cancer Center, whereby it acquired all of the outstanding shares of Kalthera in exchange for issuing 2,230,286 shares of Common Stock of the Company (the “Consideration Shares”) to the former shareholders of Kalthera, with the aggregate acquisition-date fair value of $23.5 million (or $10.52 per share), which was determined to be an asset acquisition. Upon closing of the acquisition, certain former shareholders of Kalthera became employees and/or consultants of the Company. A total of 1,417,877 shares of Common Stock shares were issued to such former shareholders as part of the Consideration Shares that were subject to vesting over a three-year period following the

Closing Date (the “Restricted Shares”), with such vesting contingent on the holders’ continuing their employment or consulting relationship with the Company. As these restricted shares have been issued and have voting rights, all such shares are considered to be legally issued and outstanding as of the date of issuance. There were 206,776 Restricted Shares that vested during the nine months ended September 30, 2024. If such former shareholder’s employment or consulting relationship is terminated prior to vesting, all of the then unvested Restricted Shares may be repurchased by the Company at the lower of (i) $13.5239, or (ii) the fair market value per share of such unvested Restricted Shares as of the date of repurchase. In certain circumstances, if an employee or consultant is terminated by the Company without cause, or resigns for good reason, the unvested Restricted Shares will vest immediately upon such termination. The Company recorded a liability for the potential obligation to repurchase the unvested shares of $14.9 million as of the Closing Date. As the Restricted Shares vest, the liability will be reduced, as the Company will no longer have the obligation to settle those shares. The remaining liability is included in other current liabilities and was $0 and $2.2 million as of September 30, 2024 and December 31, 2023, respectively.
Issuance of the Restricted Shares upon the acquisition of Kalthera was considered to represent an in-substance issuance and an early exercise of outstanding options to purchase 1,417,877 shares of the Company’s common stock (the “Kalthera Options”) which vest over the three-year period following the Closing Date. The issuance date fair value of Kalthera Options was $5.8 million, which was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	0.1%
Expected term (years)	1.5
Expected volatility	97.5%
Expected dividend yield	0.0%

Because the vesting is contingent upon the former shareholders’ continued employment or consulting relationship, Kalthera Options are considered to be a post-combination compensation expense rather than part of the purchase consideration. Accordingly, the fair value of Kalthera Options of $5.8 million is recognized as stock-based compensation expense over the three-year vesting term, commencing on the Closing Date.
Stock-Based Compensation Expense
Stock-based compensation expense that has been included in the Company’s statement of operations and comprehensive loss for all stock-based compensation arrangements for the nine months ended September 30, 2024 was as follows (in thousands):

NINE MONTHS ENDED SEPTEMBER 30,
2024
Research and development expenses	$2,151
General and administrative expenses	2,703
Total stock-based compensation expense	$4,854

For the nine months ended September 30, 2024, approximately $0.8 million of research and development stock-based compensation cost related to Kalthera Options.

10. INCOME TAXES
For the nine months ended September 30, 2024, the Company did not record an income tax provision. The Company continues to maintain a 100% valuation allowance on total deferred tax assets. The Company believes it is more likely than not that the related deferred tax asset will not be realized. As a result, the Company’s effective tax rate will remain at 0% because there are no estimated or discrete items that would impact the tax provision.

11. SUBSEQUENT EVENTS
The Company has evaluated subsequent events occurring between the end of the most recent fiscal year and through January 10, 2025, the date the accompanying unaudited condensed consolidated financial statements were available to be issued. On October 31, 2024, Lyell Immunopharma, Inc. completed an acquisition of the Company by acquiring all outstanding equity interests of the Company in exchange for an upfront payment of $30.0 million in cash (as adjusted by approximately $12.0 million for the Company's existing cash balance) and 37.5 million shares of Common Stock of Lyell Immunopharma, Inc. Contingent consideration payable following the closing date includes (a) additional equity consideration of 12.5 million shares of Common Stock of Lyell Immunopharma, Inc. that may be earned upon the achievement of the earlier to occur of (i) the demonstration of certain clinical milestones or (ii) the receipt of certain regulatory approvals, and (b) a low single-digit royalty on future net sales of the dual-targeting CD19/20 CAR T-cell product in the United States.